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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                     December 22, 1997 (December 15, 1997)

                       AFFILIATED COMMUNITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)




       Massachusetts                  0-27014                 04-3277217
(State or other jurisdiction    (Commission File No.)       (IRS Employer
     of incorporation)                                     Identification No.)

     716 Main Street              (617) 894-6810              02254-9035
  Waltham, Massachusetts   (Registrant's telephone number,    (Zip Code)
  (Address of principal         including area code)
    executive offices)


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                                       -2-


Item 5.           Other Events.
                  -------------

     On December 15, 1997, Affiliated Community Bancorp, Inc. (the "Company") executed an Affiliation Agreement and Plan of Reorganization (the "Affiliation Agreement") with UST Corp. ("UST"), pursuant to which UST will acquire the Company (the "Transaction"). The Transaction is expected to close during the first half of 1998. While UST will first acquire the Company, thereby making the Company's three banking subsidiaries, Lexington Savings Bank, The Federal Savings Bank and Middlesex Bank & Trust Company ("MB&T"), subsidiaries of UST, the parties anticipate that the Company's banking subsidiaries will be merged into UST's principal banking subsidiary, USTrust, in 1998.

     The Transaction is structured as a tax-free exchange of 1.41 shares of UST's common stock for each share of the Company's common stock. At UST's closing stock price of $28.3125 on December 12, 1997, the Transaction would be valued at approximately $259 million, and the Company's shareholders would receive a value of $39.92 in UST common stock for each share of the Company's common stock. The Transaction, which is structured to qualify for pooling-of-interests accounting treatment, is subject to the approval of the shareholders of the Company and UST as well as to the receipt of federal and state regulatory banking approvals. If UST's average stock price during a period prior to closing is less than $24.06 per share and UST's stock price has declined by more than 15% relative to a certain bank stock index, the Company can terminate the Affiliation Agreement subject to the right of UST to issue additional shares to ensure that the Company's shareholders receive a per share value of $33.92 in UST common stock.

     Immediately after execution of the Affiliation Agreement on December 15, 1997, the Company entered into a Stock Option Agreement (the "Stock Option Agreement") with UST pursuant to which the Company has granted to UST the option to purchase, under certain circumstances, up to 1,300,078 shares of its outstanding common stock for $32.937 per share.

     Copies of the Affiliation Agreement and UST's press release announcing the parties' execution and delivery of the Affiliation Agreement have been previously filed with the Securities and Exchange Commission (the "Commission") as exhibits to UST's Current Report on Form 8-K, which was filed with the Commission on December 16, 1997. The form of the Stock Option Agreement is included as Exhibit A to the Affiliation Agreement as so previously filed with the Commission by UST. The preceding description of the Affiliation Agreement and Stock Option Agreement is qualified in its entirety by reference to the copies of such agreements included with the Current Report on Form 8-K previously filed by UST, which are deemed to be incorporated herein.

Item 7.           Financial Statements and Exhibits.
                  ----------------------------------

         None.

                                   SIGNATURES

     Pursuant to the requirement of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                AFFILIATED COMMUNITY BANCORP, INC.



                                By:  /S/   John G. Fallon
                                     -------------------------
                                     John G. Fallon
                                     Executive Vice President and Chief
                                     Financial Officer



Dated:  December 22, 1997